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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Service Corporation International on Form S-3 (File No. 33-60683), Form S-4 (File Nos. 333-01857 and 33-54996) and Form S-8 (File Nos. 333-00177,
333-00179, 33-9790, 33-17982, 33-54401 and 33-50987) of our report, which includes an explanatory paragraph pertaining to accounting changes, dated March 11, 1996, on our audits of the consolidated financial statements and financial statement schedule of Service Corporation International as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.



                                                       Coopers & Lybrand, L.L.P.


Houston, Texas
March 29, 1996